Exhibit 99.1

FIRST AMENDMENT

TO

ARC GROUP WORLDWIDE, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

ARC Group Worldwide, Inc. (the “Company”) maintains the ARC Group Worldwide, Inc. 2015 Employee Stock Purchase Plan (the “Plan”), and, pursuant to Section 19.9 of the Plan, a committee appointed by the Board to administer the Plan (the “Committee”) may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason.

The Plan is hereby amended as follows:

1.              Section 6.1 of the Plan is amended and restated in its entirety as follows:

“Enrollment; Payroll Deductions.  An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to not less than 1%, but not more than 10% of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.”

2.              The modification set forth above shall not affect any other provisions of the Plan.

3.              This amendment shall be effective as of February 1, 2017.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, upon instruction and authorization duly given by the independent Committee administering the Plan, as appointed by the Board of Directors of the Company, adopts this First Amendment to the Plan on behalf of the Company as of January 25, 2017.

ARC Group Worldwide, Inc.

/s/ Drew M. Kelley
By: Drew M. Kelley
Title: Chief Financial Officer